EXHIBIT 10.30
INTERDIGITAL, INC.
Compensation Program for Non-Management Directors

Base Annual Board Retainer:	$65,000
Chairman of the Board:	$75,000
Audit Committee Chair:	$30,000
Human Capital Committee Chair:	$25,000
Investment Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$15,000
Audit Committee Members:	$12,000
Human Capital Committee Members:	$10,000
Investment Committee Members:	$7,500
Nominating and Corporate Governance Committee Members:	$7,500

Annual RSU Award:	$230,000 of RSUs

•All cash payments and RSU grants shall be based on service for a full year1; pro rata payments and grants shall be made for service of less than one year. Cash payments shall be made on a quarterly basis.

•This program is designed to compensate each non-management director for participating in up to ten (10) Board meetings per year and up to ten (10) meetings per year for each Committee on which the non-management director serves. Additional compensation will be paid to each non-management director for participating in meetings in excess of these thresholds, as follows:

oEach additional Board meeting:        $4,000
oEach additional Committee meeting:        $1,000

•Both cash payments and RSUs may be deferred. An election to defer must be made in the calendar year preceding the year in which services are rendered and the compensation is earned (i.e., elections to defer must be made by December 31 of each year for the deferral to apply to the next year’s cash payments and/or RSU award(s)).

•The terms of this program shall be periodically reviewed by the Human Capital Committee of the Board of Directors.

May 2025
1 Full board term completion, even if less than 365 days, is considered a full year. Amendment to terms of RSU Awards to provide that vesting will occur the earlier of (i) the first anniversary of grant or (ii) the day prior to the next annual shareholder’s meeting.